Exhibit 99.1

PRESS RELEASE

Harris Corporation Elects Terry D. Growcock
to Its Board of Directors

MELBOURNE, Florida, August 29, 2005 – Harris Corporation (NYSE:HRS) has elected Terry D. Growcock to its Board of Directors.

Growcock, 59, is chairman and chief executive officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of construction cranes, foodservice equipment, and shipbuilding and ship-repair services for government, military, and commercial customers. He joined Manitowoc in 1994 as executive vice president and general manager of Manitowoc Ice; became president of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to president, chief executive officer and a member of the Board of Directors in 1998. In October 2002, he was elected chairman of the board of Manitowoc.

“Terry is a seasoned manufacturing executive who has successfully driven growth and profitability at Manitowoc on a global basis,” said Howard L. Lance, Harris chairman, president and chief executive officer. “He is an excellent addition to the Harris board.”

Prior to joining Manitowoc, Growcock served as vice president and general manager of Robertshaw Automotive, a subsidiary of Siebe plc. Previously, he held sales, marketing, and executive positions with Paragon Electric, United Technologies, Universal Nolin and King-Seeley Corporation. He received a B.S. degree in Business Management from the University of St. Francis, Ft. Wayne, Indiana.

Growcock is also a director of Bemis Manufacturing Company and vice chairman of the Wisconsin Manufacturers and Commerce Association, currently serves on the board of the National Association of Manufacturers, and is a member of the advisory council for the Kelley School of Business at Indiana University.

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

# # #

Editor’s note: Photo available on request

Contact Information:

Tom Hausman

Harris Corporate Headquarters

tom.hausman@harris.com

321-727-9131